Exhibit 10.1

[VYYO LETTERHEAD]

November 1, 2005

Avner Kol

c/o Xtend Networks Inc.

Atlanta, GA

Dear Avner:

I am pleased to offer you the position of Chief Operating Officer of Vyyo’s subsidiary, Xtend Networks Inc., reporting to the undersigned. (Vyyo and Xtend are collectively referred to as the “Company”). Your duties will be those usually assigned to a Chief Operating Officer (as shall be determined by the Company in its discretion) and all duties as may reasonably be assigned to you from time to time.

You shall generally perform your duties at Xtend’s facilities in Atlanta, Georgia. However, you acknowledge and agree that the performance of your duties hereunder may require domestic and international travel.

The salary for this position is $250,000 on an annualized basis, subject to the usual withholding and payroll practices of the Company. You will be eligible for the Company’s standard benefit package that includes medical and dental insurance for you and your dependents, and paid time off commensurate to employees in a similar position (20 days PTO).

Upon termination of your employment, for whatever reason, including but not limited to, disability or death, the Company will reimburse you for you and your family’s reasonable moving costs from Atlanta to Israel (not to exceed $12,000 or such greater amount as shall be determined by the Company in its sole discretion at the time of the move), provided however, that the Company’s obligation to reimburse you for you and your family’s moving costs from Atlanta to Israel shall not apply in the event (i) you do not remain an employee of the Company or its subsidiaries for a period of at least two years (excluding termination in the event of disability or death), (ii) you are terminated by the Company for cause; or (iii) you fail to return to Israel more than 180-days after the termination of employment for any reason. The allowable expenses will be reimbursed upon submission of receipts in accordance with the Company’s standard expense reimbursement policies.

Commencing February 1, 2006, and during each year thereafter for as long as you remain an employee of Vyyo (or its subsidiaries), you, your spouse and your dependent children will be entitled to one round trip coach class air ticket to Israel at the Company’s expense.

In the event the Company terminates your employment without cause you shall be entitled to a severance payment equal to the sum of (i) three months salary (without bonus) and (ii) one

Avner Kol

month for every twelve month period of employment at the Company or any of its subsidiaries or affiliates, not to exceed six months salary. “Cause” shall mean any good faith reason associated with any inappropriate conduct or lack of performance on your part. During any period in which you are receiving severance you shall be free to seek and obtain other employment. Notwithstanding the foregoing, you shall not be entitled to any severance payments in the event your employment with the Company is terminated in connection with your relocation to Israel as an employee of the Company or any of its subsidiaries or affiliates.

You shall be deemed an “employee at will” under Georgia law and the Company may terminate your employment at any time, for any reason (or no reason), and with or without cause, subject to the provisions set forth in this letter. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this matter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

Please confirm your acceptance in the space indicated. In the interim, if you have any questions, please do not hesitate to contact me.

Very truly yours,

Vyyo Inc.

/s/ Davidi Gilo
Davidi Gilo
Chief Executive Officer

Please sign below to indicate your acceptance of the above stated offer.

Signed:	/s/ Avner Kol	Date Signed: November 1, 2005
Avner Kol